PTC
SECOND QUARTER FISCAL 2016
PREPARED REMARKS
April 20, 2016

Please refer to the "Important Disclosures" section of these prepared remarks for important information about our operating metrics (including Subscription ACV, License and Subscription Bookings, and Subscription % of Bookings), GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Q2'16 Financial Data tables posted with these prepared remarks to PTC's Investor Relations website at investor.ptc.com.

Q2'16 Results vs. Guidance

	Operating and Non-GAAP Guidance		Operating and Non-GAAP Results		GAAP Results
In millions	Q2'16 Low	Q2'16 High	Actual	At Guidance Mix (1)	Actual
Subscription ACV	$10	$10	$23	$11	N/A
License and Subscription Bookings	$71	$81	$86	$86	N/A
Subscription % of Bookings	26%	26%	54%	26%	N/A

Subscription Revenue	$24	$24	$24	$24	$24
Support Revenue	$162	$162	$161	$161	$161
Perpetual License Revenue	$55	$60	$40	$64	$40
Software Revenue	$241	$246	$225	$249	$224
Professional Services Revenue	$49	$49	$49	$49	$49
Total Revenue	$290	$295	$274	$298	$273
Operating Expense	$164	$166	$164	$164	$191
Operating Margin	19%	19%	14%	21%	1%
Tax Rate	16%	16%	21%	21%	(45%)
EPS	$0.33	$0.38	$0.23	$0.39	($0.05)

(1)	Adjusted to guidance mix of 26% vs. actual Q2'16 mix of 54% and includes other adjustments as described in "Important Disclosures" set forth below.

Key Highlights of Quarterly Performance

In millions	Q2'16	YoY	YoY CC	Management Comments
Subscription ACV	$23.5	324%	330%	•Subscription ACV was well above guidance of $10M, primarily due to a higher than expected mix of subscriptions in our Solutions business, and due to bookings above the high end of our guidance.
License and Subscription Bookings	$86.1	6%	8%
•Bookings were above the high end of guidance and grew 8% YoY in CC.
•Solutions Group bookings grew in the low single-digits YoY in CC, with particular strength in ePLM.  Large deal quarterly variability impacted results in SLM, where we have a strong pipeline for the remainder of the year.
•We continued to gain traction in TPG, where we grew bookings, added 66 new logos during the quarter and saw a number of six-figure expansion deals.

Subscription % of Bookings	54%	297%	293%
•Q2'16 Subscription mix of 54% far outpaced our guidance of 26% and Q2'15 mix of 14%, driven by stronger than expected adoption across all segments of our Solutions business.
•In addition, we are seeing a high subscription mix in the Americas, Europe and Japan, and while the Pac Rim and the channel are trailing in terms of total mix, we are seeing significant growth across all regions and sales channels.

In millions	Q2'16	YoY	YoY CC	Management Comments
Total Revenue (GAAP) (Non-GAAP)	$272.6 $273.7	(13%) (13%)	(10%) (10%)
•Total non-GAAP revenue was below our Q2'16 guidance range due to the over-performance of subscription mix in the quarter, which our model indicates reduced Software revenue by approximately $24 million compared to guidance.
•The 10% YoY CC decline in total non-GAAP revenue was driven by 1) software revenue decreasing 9% YoY CC, due primarily to the higher subscription mix, and 2) professional services revenue decreasing 15% YoY CC driven by our strategy to grow our service partner ecosystem.

Software Revenue (GAAP) (Non-GAAP)	$224.0 $224.7	(12%) (12%)	(9%) (9%)
•Non-GAAP Software revenue was below our Q2'16 guidance range due to strong subscription adoption, which our model indicates reduced perpetual license revenue by approximately $24 million compared to guidance.
•On a CC basis, non-GAAP perpetual license revenue declined 42% YoY, non-GAAP subscription revenue increased 53% YoY and non-GAAP support revenue declined 2% YoY.  The support decline is due to a higher mix of subscription bookings and fewer support win-backs in the channel, as we prepared for a Q3 launch of a new support win-back conversion program.
•Based on our model, license mix-adjusted basis, non-GAAP software revenue increased 2% YoY CC.

EPS (GAAP) (Non-GAAP)	($0.05) $0.23	(197%) (57%)	(168%) (55%)
•Non-GAAP EPS was below our Q2'16 guidance range driven by the higher than expected mix of subscription in the quarter. Based on our model, it otherwise would have been above the high-end of our guidance.
•GAAP EPS was negatively impacted by a $5M restructuring charge.

Quarterly Software Revenue Performance by Group

In millions	Q2'16	YoY	YoY CC	Management Comments
Solutions Group Software	$206.7	(16%)	(13%)
•The decline in Solutions Group Software was driven primarily by the higher than expected subscription mix in the quarter.  We saw strong YoY subscription mix growth in each segment of the Solutions Group.
•On a constant currency, license mix-adjusted basis, Solutions software revenue was approximately flat YoY.

Technology Platform Group Software (GAAP) (Non-GAAP)	$17.3 $18.0	98% 88%	99% 89%
•The Technology Platform Group delivered significant software revenue growth YoY, partly driven by the Kepware acquisition.
•On an organic basis, TPG non-GAAP software revenue grew approximately 15% YoY CC.
•66 new IoT logos were added in the quarter, a 6% increase YoY, bringing the cumulative total of new IoT logos this year to 131, a 26% increase over the first-half of last year.

Quarterly Software Revenue Performance by Region

In millions	Q2'16	YoY	YoY CC	Management Comments
Americas Software (GAAP) (Non-GAAP)	$98.6 $99.2	(6%) (6%)	(6%) (6%)
•YoY CC bookings growth of 11% was offset by a YoY increase in subscription mix of greater than 100%.
•On a license mix-adjusted basis, software revenue grew 3% YoY CC.
•Non-GAAP subscription revenue grew nearly 40% YoY CC.

Europe Software (GAAP) (Non-GAAP)	$80.4 $80.5	(9%) (9%)	(3%) (3%)
•YoY CC bookings growth of 26% was offset by a YoY increase in subscription mix of over 300%.
•On a constant currency, license mix-adjusted basis, software revenue grew 6% YoY.
•Non-GAAP subscription revenue grew over 70% YoY CC.

Japan Software	$21.6	(35%)	(34%)
•Q2'15 is a difficult compare for Japan as we had a very strong quarter with a number of large deals, including one mega deal (>$5m).
•Software revenue declined due to the combination of YoY CC bookings decline of 14% and a YoY increase in subscription mix greater than 20x.
•On a constant currency, license mix-adjusted basis, software revenue declined 7% YoY.
•Subscription revenue grew over 60% YoY CC.

Pacific Rim Software	$23.5	(17%)	(12%)
•YoY CC bookings growth of 4% was offset by a YoY increase in subscription mix of greater than 10x.
•On a constant currency, license mix-adjusted basis, software revenue declined 1% YoY.
•Subscription revenue grew more than 350% YoY CC.

Quarterly Operating Performance

In millions	Q2'16 GAAP	Q2'16 Non-GAAP	Management Comments
Professional Services Gross Margin	15%	17%	•Strong performance in the quarter. We expect to achieve our non-GAAP target of 16% for the full year.
Operating Expense	$190.7	$164.2
•Non-GAAP operating expense was at the low end of our guidance range, despite high incentive compensation expense due to the over-performance in subscription bookings and ACV, while GAAP operating expense was just below the low end of our range.
•Non-GAAP operating expense increased approximately 1% YoY, despite 3 acquisitions (Kepware, Vuforia and ColdLight), demonstrating our strong focus on managing our costs through rigorous portfolio management.
•GAAP operating expense reflects restructuring charges of $5 million booked in Q2 related to the workforce realignment announced in October 2015.

Operating Margin	1%	14%
•Both GAAP and non-GAAP operating margin were below our guidance due to lower perpetual revenue recognized in the quarter resulting from the stronger-than-anticipated subscription mix.
•Our model shows that if adjusted to our guidance subscription mix, non-GAAP operating margin would have exceeded our guidance.
•GAAP operating margin was negatively impacted by the $5 million restructuring charge described above.

Tax Rate	(45%)	21%	•We expect a non-GAAP tax rate of 8-10% for the year. The first-half non-GAAP tax rate is approximately 7% with a 21% tax rate in Q2.

Other Highlights

•
In Q2'16, subscription solutions bookings represented 54% of bookings, above our guidance assumption of 26%, driven by better than expected adoption of our subscription offering in each of our segments, in each of the regions in which we operate, in both our direct and indirect channels, and due to our support conversion program.  In Q2'16, all large deals (>$1 million) were subscriptions; there were no large (>$1 million) perpetual bookings.

•	For Q2'16, approximately 82% of non-GAAP software revenue came from recurring revenue streams, up from 73% in the year ago period.

•
Annualized recurring revenue (ARR), was approximately $742 million, which increased 3% on a constant currency basis compared to Q2'15.  Due to our calculation methodology, quarterly variability in this metric should be expected, primarily due to the linearity of support billings during the year and the percentage of on-time renewals, the amount of support win-backs in a quarter, and whether the win-backs are traditional support, with immediate revenue recognition of the past-due amount, or a conversion to subscription, where all revenue is recognized over the future period. Multiple other contractual factors including ramping of committed monthly payments and other elements that may be sold with the subscription or support contract can impact the timing of revenue and the calculation of ARR.

•
In keeping with our strategy to grow our professional services partner ecosystem, Q2'16 service partner bookings grew approximately 11% QoQ, with strong bookings growth among our large system integrator partners.

•
Cash flow from operations was $49 million.  Excluding $28 million paid in February in connection with the SEC and DOJ FCPA investigation related to our China business and $25 million paid in connection with the restructuring announced in October 2015, cash provided by operations for Q2'16 was $102 million and free cash flow was $97 million.  We did not purchase any shares in Q2'16, as our share repurchases are planned for the second half of FY'16.

•
As of April 2, 2016, borrowings under our credit facility totaled $838 million.  Under our current leverage covenant, we are limited to 3.5 times adjusted EBITDA, which is reduced to 3.25 from September 30, 2016 forward.  Further, if our leverage covenant ratio exceeds 3.0 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year. Our leverage ratio at the end of Q2'16 reflecting all current terms under the credit facility is 3.12.

Guidance and Long-Range Targets

Our FY'16 financial guidance includes the following general considerations:

•
While our Q2'16 bookings results were above the high-end of our guidance, we attribute our solid performance, relative to guidance, primarily to improved execution and our support conversion program and remain cautious of the global macroeconomic environment.

•
Despite the macroeconomic uncertainty, we are increasing our bookings guidance to reflect (1) current foreign exchange rates, (2) our first-half bookings over-performance, and (3) our current view of the second half of the fiscal year.

•
We expect large deals, which historically represented 30% to 50% of bookings, will remain at the lower end of that range. This is based on the effect of a more challenging global manufacturing economy on large deal volumes in our Solutions Group business and the potential for smaller average deal sizes as the subscription model accelerates.

•
The solid subscription results in the first half of FY'16 and growing pipeline of subscription deals is resulting in an increase to our outlook for the full-year subscription mix.  A higher mix of subscription bookings is expected to benefit us over the long term, but results in lower revenue and lower earnings in the near term.

•
Because subscription is still new to much of our sales force, it can be challenging to forecast the rate of customer adoption, the pace of our subscription transition and the overall impact to near-term reported financial results.

•
We are modestly increasing the high end of our OpEx guidance for the year, but only to reflect the impact of currency. Excluding currency, there is no change to the high end of our operating investment plans.

•
Our previously announced restructuring plan to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities in order to drive long-term margin expansion is expected to result in a restructuring charge of up to $50 million; of which $37 million was recorded in Q1'16 and $5 million in Q2'16, with the remainder expected to be recorded in Q3 and Q4 of FY'16.  Substantially all of the charges are attributable to termination benefits, most of which will be paid in FY'16.

•
As it relates to our longer-term capital strategy, the company is evaluating refinancing opportunities in the credit and debt markets, and guidance excludes the impact of any such refinancing, which would likely increase our interest expense in the near-term, but enable us to fix our interest rate for an extended period of time.

FY'16 Financial and Operating Guidance
In millions	Q3'16 Low	Q3'16 High	FY'16 Low	FY'16 High	Management Comments
Subscription ACV	$22	$24	$79	$84	•FY'16 increased due to higher anticipated mix of subscription bookings.
License and Subscription Bookings	$90	$100	$357	$377	•FY'16 increased to reflect better than expected currency, 1H performance, and anticipated 2H results.
Subscription % of Bookings	48%	48%	44%	44%	•Based on the results of Q2 and our current view of the pipeline, we have raised our FY'16 guidance to 44% from 30%.

Subscription Revenue	$32	$32	$115	$116	•FY'16 increased reflecting the higher anticipated mix of subscription bookings and contribution from support conversions in the first half of FY'16.
Support Revenue	$159	$159	$649	$650
•FY'16 decreased primarily by lower anticipated perpetual license bookings due to mix and support conversions.  In addition, to further our objective to become a subscription company, at the start of Q3 we introduced in the channel a win-back support conversion program to subscription, where revenue will be deferred and recognized over the future period of the subscription contract rather than up-front at the time of the win-back as it had been recognized in the past.

Perpetual License Revenue	$47	$52	$200	$212	•FY'16 decreased due to higher subscription mix.
Software Revenue	$238	$243	$964	$978
•FY'16 decreased due to a higher mix of subscription and support conversions, including projected channel conversions under our new win-back program where revenue is deferred and recognized over the future period of the subscription contract rather than up front at the time of the win-back as it had been recognized in the past.

Professional Services Revenue	$49	$49	$196	$197	•FY'16 decreased due to continued focus on growing our service partner ecosystem.
Total Revenue	$287	$292	$1,160	$1,175
•FY'16 decreased primarily due to a higher mix of subscription, including support conversions and win-back conversions to subscription, as well as lowered professional service revenue expectations.
•Our hedging program reduces the impact of recent Fx changes on our FY'16 revenue guidance.

FY'16 Financial and Operating Guidance Continued

In millions	Q3'16 Low	Q3'16 High	FY'16 Low	FY'16 High	Management Comments
Operating Expense (GAAP) Operating Expense (Non-GAAP)	$196 $167	$198 $169	$798 $656	$802 $660	•FY'16 non-GAAP operating expense increased on the high end to reflect Fx. Range narrowed from the low end to reflect higher incentive compensation due to over-performance on subscription and ACV.
Operating Margin (GAAP)	2%	4%	3%	4%
•FY'16 non-GAAP operating margin decline to 19% vs. previous guidance of 22% to reflect the negative impact of a higher subscription mix on revenue.
•We are targeting a 16% non-GAAP professional services gross margin in FY'16.

Operating Margin (Non-GAAP)	16%	17%	18%	19%
Tax Rate (GAAP)	10%	8%	10%	0%	•FY'16 tax rate guidance of 8% to 10% vs. previous guidance of 12% to 15% due to full year forecasted geographic mix of non-GAAP earnings.
Tax Rate (Non-GAAP)	10%	8%	10%	8%
Shares Outstanding	116	116	116	116	•We expect share count to be 116 million, with planned share repurchases in the second half of the year.
EPS (GAAP)	$0.01	$0.06	$0.11	$0.18	•FY'16 non-GAAP EPS decreased due to the negative impact of a higher subscription mix on revenue.
EPS (Non-GAAP)	$0.31	$0.36	$1.52	$1.62
Free Cash Flow			$215	$225
•Our FY'16 free cash flow guidance excludes previously announced restructuring payments of approximately $50 million and the $28 million legal settlement in connection with the SEC and DOJ FCPA investigation related to our China business.

Our guidance above assumes 48% mix of subscription bookings in Q3'16 and 44% for the full-year FY'16. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, our model indicates that every 1% change in subscription mix will raise or lower annual revenue by approximately $3 million, annual non-GAAP operating margin by approximately 20 basis points and annual non-GAAP EPS by approximately $0.02. Of course, the incremental value created by a higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term.

The third quarter and full year FY'16 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below and their income tax effects, as well as any discrete tax items that occur.

In millions	Q3 FY'16	FY'16
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$3
Stock-based compensation expense	14	66
Intangible asset amortization expense	15	58
Acquisition-related charges	0	2
Restructuring Charges	8	50
Non-Operating Credit Facility Refinancing Costs	-	2
Total Estimated GAAP adjustments	$38	$182
Numbers may not sum due to rounding.

Long-Range Targets (Non-GAAP)

Our long-range target model includes the following general considerations:

•
We believe that the initiatives we are driving in our Solutions Group and strong position we have established in our Technology Platform Group together can drive ~10% bookings growth by FY'18.  This is predicated on achieving growth in our Solutions Group in line with market growth rates of ~6% by FY18 and growth in our Technology Platform Group in line with market growth rates of ~40%.

•
Exiting FY'18 we expect to see continued bookings growth, which in turn, we expect to drive ~10% total revenue growth by FY'21, when we expect our financial results will have normalized from the subscription transition.

•	We expect our subscription bookings mix will average 44% for the full-year, then continue to grow through FY'18, when we expect to achieve a steady-state mix of 70%.
•
Based on these high-level assumptions, we expect revenue, operating margin and free cash flow to trough in FY'18, begin to recover in FY'19 and normalize in FY'21, at which point we expect to achieve non-GAAP operating margins in the low 30% range.

Important Disclosures

Reporting metrics and non-GAAP definitions – Management believes certain operating measures and non-GAAP financial measures provide additional meaningful information that should be considered when assessing our ongoing performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY'15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

Bookings Metrics – We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

License Mix-Adjusted Metrics ‑ These metrics assume that all new software and cloud services bookings since the start of FY'14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12 month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR) – We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support.  Beginning in FY'16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis.  If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure.   Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the non-GAAP subscription and support software revenue for the quarter from our consolidated statement of income by the number of days in the quarter and multiplying by 365.  ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income.  Subscription and support revenue and ARR reported in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in reported ARR.

Non-GAAP Revenue – Excludes the fair value adjustment for acquired deferred revenue. In Q1'15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY'14 support revenue as subscription (less than $4 million).

Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. We do employ a hedging strategy to limit our exposure to currency risk.

Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year's foreign currency exchange rates to reported results for the comparable prior year period.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue and costs, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, costs associated with the resolution of our previously disclosed China investigation, certain identified non-operating gains and losses, the related tax effects of the preceding items, credit facility  refinancing expenses and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC's financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

PTC also provides information on "free cash flow" and "free cash flow return" to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures, and free-cash flow return is the value of shares repurchased divided by free cash flow.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our third quarter and full fiscal 2016 targets and other future financial and growth expectations, anticipated tax rates, and potential refinancing opportunities are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases; the resolution of the Securities and Exchange Commission and Department of Justice FCPA investigation may have collateral effects on our business in the United States and elsewhere; and the possibility that we may be unable to complete any refinancing opportunities or that, if we do, expenses associated with our capital structure may increase.

In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015

GAAP revenue	$272,627	$314,119	$563,644	$639,561
Fair value adjustment of acquired deferred subscription revenue	777	590	965	1,272
Fair value adjustment of acquired deferred support revenue	-	265	-	730
Fair value adjustment of acquired deferred services revenue	286	278	595	535
Non-GAAP revenue	$273,690	$315,252	$565,204	$642,098

GAAP gross margin	$192,436	$228,065	$403,305	$460,565
Fair value adjustment of acquired deferred revenue	1,063	1,133	1,560	2,537
Fair value adjustment to deferred services cost	(125)	(151)	(257)	(257)
Stock-based compensation	2,379	2,611	5,735	5,218
Amortization of acquired intangible assets included in cost of software revenue	6,725	4,714	11,852	9,481
Non-GAAP gross margin	$202,478	$236,372	$422,195	$477,544

GAAP operating income (loss)	$1,758	$3,988	$(11,535)	$41,619
Fair value adjustment of acquired deferred revenue	1,063	1,133	1,560	2,537
Fair value adjustment to deferred services cost	(125)	(151)	(257)	(257)
Stock-based compensation	14,836	12,822	38,025	24,064
Amortization of acquired intangible assets included in cost of software revenue	6,725	4,714	11,852	9,481
Amortization of acquired intangible assets	8,396	9,173	16,746	18,586
Acquisition-related charges included in general and administrative costs	1,071	1,892	2,278	5,925
US pension plan termination-related costs	-	1,713	-	3,397
Restructuring charges	4,579	38,487	41,726	38,232
Non-GAAP operating income (1)	$38,303	$73,771	$100,395	$143,584

GAAP net income (loss)	$(5,173)	$5,392	$(29,065)	$35,676
Fair value adjustment of acquired deferred revenue	1,063	1,133	1,560	2,537
Fair value adjustment to deferred services cost	(125)	(151)	(257)	(257)
Stock-based compensation	14,836	12,822	38,025	24,064
Amortization of acquired intangible assets included in cost of software revenue	6,725	4,714	11,852	9,481
Amortization of acquired intangible assets	8,396	9,173	16,746	18,586
Acquisition-related charges included in general and administrative costs	1,071	1,892	2,278	5,925
US pension plan termination-related costs	-	1,713	-	3,397
Restructuring charges	4,579	38,487	41,726	38,232
Non-operating credit facility refinancing costs	-	-	2,359	-
Income tax adjustments (2)	(5,208)	(13,757)	(279)	(17,243)
Non-GAAP net income	$26,164	$61,418	$84,945	$120,398

GAAP diluted earnings (loss) per share	$(0.05)	$0.05	$(0.25)	$0.31
Fair value of acquired deferred revenue	0.01	0.01	0.01	0.02
Stock-based compensation	0.13	0.11	0.33	0.21
Amortization of acquired intangibles	0.13	0.12	0.25	0.24
Acquisition-related charges	0.01	0.02	0.02	0.05
US pension plan termination-related costs	-	0.01	-	0.03
Restructuring charges	0.04	0.33	0.36	0.33
Non-operating credit facility refinancing costs	-	-	0.02	-
Income tax adjustments	(0.05)	(0.12)	(0.00)	(0.15)
Non-GAAP diluted earnings per share	$0.23	$0.53	$0.74	$1.03

GAAP diluted weighted average shares outstanding	114,563	115,922	114,354	116,479
Dilutive effect of stock based compensation plans	428	-	758	-
Non-GAAP diluted weighted average shares outstanding	114,991	115,922	115,112	116,479

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015
GAAP operating margin	0.6%	1.3%	-2.0%	6.5%
Fair value of acquired deferred revenue	0.4%	0.4%	0.3%	0.4%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	5.4%	4.1%	6.7%	3.8%
Amortization of acquired intangibles	5.5%	4.4%	5.1%	4.4%
Acquisition-related charges	0.4%	0.6%	0.4%	0.9%
US pension plan termination-related costs	0.0%	0.5%	0.0%	0.5%
Restructuring charges	1.7%	12.3%	7.4%	6.0%
Non-GAAP operating margin	14.0%	23.4%	17.8%	22.4%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three and six months ended April 4, 2015 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. However, for the six months ended April 2, 2016, because of low expected full year GAAP earnings combined with the relatively large year-to-date GAAP loss, the non-GAAP provision for the second quarter and first six months of 2016 calculated based on our historical methodology is not reflective of our full year expected non-GAAP tax rate. As a result, in the second quarter we changed our methodology for calculating our non-GAAP tax provision. For the six months ended April 2, 2016, our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.